As filed with the Securities and Exchange Commission on April 9, 1998

                                                     Registration No. 333-47249
                                                                      ---------

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------
                                AMENDMENT NO. 1

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                           NUWAVE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
          DELAWARE                                     22-3387630
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                         Identification No.)


         ONE PASSAIC AVENUE, FAIRFIELD, NEW JERSEY 07004 (973) 882-8810
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             -----------------------

                                Mr. Gerald Zarin
   Chairman of the Board of Directors, President and Chief Executive Officer
                One Passaic Avenue, Fairfield, New Jersey 07004
                                 (973) 882-8810
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies To:
                              Fredric Klink, Esq.
                             Dechert Price & Rhoads
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 698-3500

         Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Stockholder.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]           .
                                                            ----------

         If this form is a  post-effective  amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.  [ ]           .
                                      ----------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------


                        CALCULATION OF REGISTRATION FEE


                                                                  Proposed            Proposed
                                                                   Maximum            Maximum           Amount of
        Title of Shares                    Amount to           Offering Price        Aggregate         Registration
       to be Registered                  be Registered(1)       Per Share(2)       Offering Price         Fee(2)

Common Stock, $.01 par value                 253,485 shares  $       3.875        $       982,254   $       289.76


Common Stock, $.01 par value,
issuable upon the exercise of an
outstanding warrant                           50,000 shares  $       3.875        $       193,750   $        57.16


Common Stock, $.01 par value,
issuable pursuant to a put                 1,069,000 shares  $       3.875        $     4,142,375   $     1,222.00


Common Stock, $.01 par value,
issuable upon the exercise of a
supplemental warrant                          50,000 shares  $       3.875        $       193,750   $        57.16

Total                                      1,422,485 shares  $       3.875        $     5,512,129   $     1,626.08


(1)   Includes the registration for resale of the following: (i) 253,485 shares of Common Stock currently issued to the Selling
      Stockholder; (ii) 50,000 shares of Common Stock issuable upon exercise of a currently outstanding warrant issued to the
      Selling Stockholder; (iii) up to 1,069,000 shares of Common Stock (as such number shall be adjusted for stock splits or combinations) which may be put to the Selling Stockholder pursuant to a Private Securities Subscription Agreement dated as of
      February 6, 1998; and (iv) 50,000 shares of Common Stock issuable upon exercise of a supplemental warrant which may be issued to the Selling Stockholder.

(2)   Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the
      Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap
      Market on February 27, 1998.


                             ----------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1998

PROSPECTUS

                           NUWAVE TECHNOLOGIES, INC.
                                1,422,485 SHARES

                                       OF

                                  COMMON STOCK
                             ---------------------

            SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 4.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      This Prospectus may be used only in connection with the resale, from time to time, of up to 1,422,485 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of NuWave Technologies, Inc. ("NuWave" or the "Company") for the account of the selling stockholder identified below (the "Selling Stockholder"). See "Selling Stockholder." All of the Shares covered hereby are to be sold by the Selling Stockholder and includes the following: (i) 253,485 shares of Common Stock currently issued to the Selling Stockholder; (ii) 50,000 shares of Common Stock issuable upon exercise of a currently outstanding warrant (the "Warrant") issued to the Selling Stockholder; (iii) up to 1,069,000 shares of Common Stock (as such number shall be adjusted for stock splits or combinations) which may be put to the Selling Stockholder pursuant to a Private Securities Subscription Agreement dated as of February 6, 1998 (the "Investment Agreement"); and (iv) 50,000 shares of Common Stock issuable upon exercise of a supplemental warrant (the "Supplemental Warrant") which may be issued to the Selling Stockholder. The Selling Stockholder may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear all of the expenses in connection with the registration of the Shares.



      The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "WAVE." On April 7, 1998, the closing price for the Common Stock of the Company on the Nasdaq SmallCap Market was $3.9375 per share.


      This Prospectus may be used by the Selling Stockholder or by any broker-dealer who may participate in sales of securities covered hereby. The Selling Stockholder and the brokers and dealers through whom such sales are effected may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder will pay all commissions, transfer taxes, and certain other expenses associated with the sales of securities by them. Pursuant to the Investment Agreement, the Company has paid or will pay the expenses of the preparation of this prospectus and certain other expenses. The Company has also agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act.

                             ---------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                             ---------------------

                  The date of this Prospectus is April 9, 1998
                             ---------------------

                             AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq SmallCap Market at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the locations described above.


                          REPORTS TO SECURITY HOLDERS


      The Company furnishes its stockholders with annual reports containing audited financial statements. In addition, the Company is required to file periodic reports on Forms 8-K, 10-QSB and 10-KSB with the Commission and make such reports available to its stockholders.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:




1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the Commission on March 25, 1998;



2. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997;

3. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the Commission on May 15, 1997, August 14, 1997 and November 14, 1997, respectively;


4. The Company's Current Report on Form 8-K regarding the Company's change of auditors and sale of securities to ProFutures Special Equities Fund, L.P. filed with the Commission on February 18, 1998;


5. The Company's Current Report on Form 8-K regarding the Company's Annual Meeting of Shareholders and Election of Directors filed with the Commission on June 6, 1997; and


6. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed under the Exchange Act with the Commission on April 25, 1996, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Section 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed, if by mail, to Jeremiah F. O'Brien, Chief Financial Officer, Nuwave Technologies, Inc., One Passaic Avenue, Fairfield, New Jersey 07004, or, if by telephone, to
(973) 882-8810.


                             PROSPECTUS SUPPLEMENTS


      Pursuant to the Investment Agreement, on February 11, 1998, the Selling Stockholder acquired 253,485 shares of Common Stock and the Warrant for 50,000 shares of Common Stock. Under the Investment Agreement, the Selling Stockholder may be required to purchase from the Company pursuant to a put up to a total of 1,069,000 shares of Common Stock in tranches. Further, if certain conditions are met, the Supplemental Warrant will be issued to the Selling Stockholder. Upon each purchase of shares of Common Stock pursuant to a put or upon the issuance of the Supplemental Warrant, the Company will supplement this Prospectus to reflect such purchase or issuance.


                                  THE COMPANY


      The Company, a development stage enterprise organized in July 1995, was formed to develop, manufacture and market products which improve picture quality in set-top boxes, televisions, VCRs, camcorders and other video devices by enhancing and manipulating video signals, and facilitate the production of sophisticated consumer and professional videos. The television, telecommunications and computer markets are converging and, in the process, redefining the way their constituencies interact. The Company believes that video display is the common denominator of that interaction, and that the products it has developed and is developing will allow it to participate in the growth of the converging market.

      The Company already has produced fully operational prototypes of (1) an analog video processor which significantly enhances video picture quality (the "AVP"), (2) another video enhancement device which combined the AVP with digitally based frame extrapolation video noise reduction circuits for use in National Television Standard Codes or Phase Alternate Lines (the "Magic Card"), and (3) a time base corrector providing for analog to digital conversion and the synchronization of up to 3 video sources (the "NUWAVE Dual TBC"). The Company also has produced an initial prototype of a video editing "studio" mounted on printed circuit boards (the "NUWAVE Ministudio"). The AVP, the Magic Card, the NUWAVE Dual TBC and the NUWAVE Ministudio are called the "Initial Products."

      In addition to the Initial Products, the Company, using its Advanced Engineering Group, created the "NUWAVE Video Processor." The Advanced Engineering Group also developed a separate proprietary software product ("Softsets") which provides end users and manufacturers who use the NUWAVE Video Processor in their products with an option to manipulate the attributes of video images to their own taste or standards. For example, the manufacturer of a set-top box who includes the NUWAVE Video Processor and Softsets in its product could offer viewers the ability to select predetermined optimum video parameters for "Sports," "Movies," "Drama" or other predesignated programming from their remote control. Additionally, program providers or other transmitters can encode their signal so that a receiving device containing the NUWAVE Softsets and enhanced NUWAVE Video Processor will automatically adjust its video parameters to a predetermined value when the signal is received. The encoded signal can also be included in the actual programming.



      The Company originally anticipated devoting significant resources to the final commercial development of the Initial Products. However, with the introduction and apparent favorable reception of the NUWAVE Video Processor and the Softsets by original equipment manufacturers, professional and retail markets, and to best capitalize on the expanding and converging markets, the Company has determined to devote substantially all of the personnel and economic resources it would have devoted to the Initial Products to the marketing of the NUWAVE Video Processor and the Softsets. The decision to commit substantial resources towards the final commercial development of the Initial Products will be based in large part on the Company's experience in marketing the NUWAVE Video Processor, and therefore, the Company cannot predict when, if at all, it will finalize commercial development of the Initial Products or commence marketing them.

      The Company believes that the capacity of its existing data processing and management information systems is sufficient to allow the Company to expand its business without significant additional capital expenditures. In addition, the Company has consulted with its software vendor about the year 2000 and data processing changes that will be required and has been assured that the Company's software will be capable of handling process dates beyond the year 2000 by the end of 1998.



      The Company's principal offices are located at One Passaic Avenue, Fairfield, New Jersey 07004 and the Company's telephone number is (973) 882-8810.

                                  RISK FACTORS


      The information about the Company included or incorporated by reference herein contains forward looking statements that involve risks and uncertainties, including the risks detailed below. The Shares of Common Stock offered hereby involve a high degree of risk and prospective purchasers should carefully consider the following factors.

Development Stage Enterprise; Absence of Operating History



      The Company is a development stage enterprise. It has had only a limited operating history and has sold only a limited quantity of its products to date (primarily for demonstration purposes). Since its inception in July 1995, the Company has been engaged primarily in raising funds, directing, supervising and coordinating its Advanced Engineering Group and Rave Engineering Corporation ("Rave") in the continuing development of the AVP, the NUWAVE Dual TBC, the NUWAVE Ministudio, the Magic Card, the NUWAVE Video Processor and the Softsets, pre-marketing and more recently the commencement of comprehensive program for manufacturing and marketing the NUWAVE Video Processor and the recruitment of management and technical personnel, including members of the Advanced Engineering Group.



      The Company's prospects must be considered in light of the risks associated with the establishment of a new business in the evolving electronic video industry, as well as further risks encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to generate revenues or achieve profitable operations.



Limited Revenues; Accumulated Deficit; Anticipated Future Losses


      To date, the Company has received only limited revenue from the sale of its products (primarily from sales made for demonstration purposes) and does not anticipate significant operating revenue until such time, if ever, as its relevant technology and one or more of its products are completely developed, manufactured in commercial quantities and available for commercial delivery. There can be no assurance that the Company's technology and products, if developed and manufactured, will be able to compete successfully in the marketplace and/or generate significant revenue. The Company anticipates incurring significant costs in connection with the development of its technologies and proposed products and there is no assurance that the Company will achieve sufficient revenues to offset anticipated operating costs. As of December 31, 1997, the Company had an accumulated deficit of $9,189,556. Although the Company anticipates deriving some revenue from the sale of its NUWAVE Video Processor and related products and its Softsets within the next 12 months, no assurance can be given that these products will be successfully marketed or even completely developed and tested for commercial use during such period, and the Company has projected its expenses based on the assumption that it will receive no revenues from the sale of its products during the remainder of 1998. Even if revenues are derived from the sale or license of the Company's products, the Company will continue to incur substantial losses for at least the next 12 months. Included in such losses are research and development expenses, marketing costs, manufacture and assembly, and general and administrative expenses. In as much as the Company will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with its continued research and development activities, the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations.

Significant Capital Requirements; Dependence on Available Cash;
Need for Additional Financing



      The Company's capital requirements in connection with its development activities have been and will continue to be significant. The Company has been dependent upon the proceeds of sales of its securities to private investors to fund its initial development activities. On February 11, 1998, the Company received net proceeds of approximately $915,000 from the sale of Common Stock to the Selling Stockholder pursuant to the Investment Agreement. Under the terms of the Investment Agreement, the Company, subject to certain conditions, has the right to draw up to $5,000,000 in cash by selling shares of Common Stock to the Selling Stockholder from time to time for the next two years. The decision to make draws and the timing and amount of such draws are solely at the Company's discretion, subject to certain conditions. However, pursuant to the terms of the Investment Agreement, the Company is required to draw a minimum of $1,000,000 in cash in exchange for shares of Common Stock. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that it has sufficient cash to satisfy the estimated cash requirements of the Company for the remainder of 1998. In the event of unanticipated expenses, delays or other problems, the Company might be required to either utilize the equity financing available under the Investment Agreement or seek additional funding elsewhere. In addition, in the event that the Company receives a larger than anticipated number of initial purchase orders upon introduction of the Softsets or the NUWAVE Video Processor products, it may require resources greater than its available cash or than are otherwise available to the Company. In such event, the Company may be required to raise additional capital. There can be no assurance that such additional capital will be available to the Company if needed, on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders could be substantially diluted.



New Concept; Uncertainty of Market Acceptance; Lack of Marketing Experience

      The technology and products currently being developed by the Company utilize new concepts and designs in video imagery and processing. The Company's prospects for success will therefore depend on its ability to successfully sell its products to key manufacturers and distributors who may be inhibited from doing business with the Company because of their commitment to their own technologies and products. As a result, demand and market acceptance for the Company's technologies and products is subject to a high level of uncertainty. The Company currently has limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market its technology and products once their development is completed. There is no assurance that any of the Company's potential customers will enter into any arrangements with the Company. There is no assurance that the Company's marketing efforts will be successful.

Dependence on Third-Party Design Changes

      Commercialization of the NUWAVE Video Processor and sale to manufacturers of the relevant video equipment will require such manufacturers to adopt new circuit configurations to accommodate the relevant chip in their products. Although the Company expects that manufacturers wishing to utilize the NUWAVE Video Processor will make such modifications based on the benefits derived from the improved performance of their products and the relative simplicity of such modifications, there is no assurance that the necessary modifications will be adopted widely, or at all. Additionally, the cost of such modifications may inhibit or prevent their adoption. The failure of designers and manufacturers to make such modifications would have a material adverse effect on the Company's ability to sell and/or license the relevant products.

License



      A substantial portion of the technology from which the Company's Initial Products were derived is licensed to the Company pursuant to an Exclusive Worldwide License Agreement dated July 21, 1995 (the "License Agreement") with Rave. Pursuant to the terms of the License Agreement, the Company is obligated to pay to Rave royalties ("Royalties") of (i) 2.5% of net sales ("Sales Royalties") of products sold by the Company utilizing Rave's technology and (ii) 25% of any sublicensing fees ("Rave Sublicense Royalties") received by the Company from sublicenses of the products and technology covered by the License Agreement. The License Agreement also provides that Rave will receive minimum aggregate payments of Royalties and Development Fees, as defined in the development agreement between the Company and Rave dated July 21, 1995 (the "Development Agreement"), of $65,000 per month (the "Rave Minimum Payments"). If Rave does not receive the Rave Minimum Payments, Rave has the option of electing to make the License Agreement non-exclusive. If such payments are not made and Rave exercises its option to make the License Agreement non-exclusive, it could have a material adverse effect on the Company's operations. The License Agreement also provides for the payment of Royalties based on the net sales of the licensed products and technology as well as any sublicensing fees paid to the Company. If the Company fails to pay the Royalties, Rave has the option to terminate the License Agreement. The Company is in compliance with its payment obligations under the License Agreement and the Development Agreement.

      The Company and Rave are independent third parties, except that Rave owns approximately 21.6% of Prime Technology, Inc. ("Prime"), which in turn owns approximately 19.5% of the Company's Common Stock.



Uncertainty of Product and Technology Development; Need for Product Testing; Technological Factors



      Product development efforts, with respect to all of the Company's proposed products, are subject to all of the risks inherent in the development of new technology and products (including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development). There can be no assurance as to when, or whether, such developments will be successfully completed. No assurance can be given that the products can be developed in commercially salable form within the projected development schedule. If the Company, either through its Advanced Engineering Group or Rave, is unable to complete its development activities with respect to the Company's proposed products, it would have to complete development through third parties. Although the Company presently believes it has sufficient resources to complete development of these products, there is no assurance that the Company will be able to complete such development in a timely manner, or at all, or that it could enter into economically reasonable arrangements for the completion of such products by third parties. In connection with the development of commercially salable prototypes, the Company must successfully complete a testing program for the products before they can be marketed. Unforeseen technical problems arising out of such testing could significantly and adversely affect the Company's ability to manufacture a commercially acceptable version. In addition, the Company's success will depend upon its technologies and proposed products meeting acceptable cost and performance criteria and upon their timely introduction into the marketplace. There can be no assurance the technologies and proposed products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs and/or material delays in their development.



Unconditional Obligation to Share Sublicense Fees



      The Company has entered into an Agency Agreement with Prime which beneficially owns 1,090,000 shares of Common Stock or approximately 19.5% of the Company's outstanding shares of Common Stock. See "Risk Factors Control by Management and Prime." The Agency Agreement provides that Prime will be the Company's exclusive agent for entering into sublicenses with respect to the products and technology licensed to the Company pursuant to the License Agreement and will assist the Company in the development and implementation of a sublicensing program. Subject to certain minimum sales requirements, the Agency Agreement provides for the payment to Prime of 35% to 45% of net sublicense fees received by the Company along with certain additional payments. Together with payments of Rave Sublicense Royalties to Rave, in the case of any sublicensing by the Company of the products and technology covered by the License Agreement, the Company would be obligated to pay Rave and Prime 51.25% to 58.75% of the sublicense fees received by the Company. With respect to products sold by the Company utilizing Rave's technology, however, the Company is only obligated to pay Rave the Sales Royalties of 2.5% of net sales.

      To the extent payments to Prime are based on sublicensing payments made to the Company, the Agency Agreement provides that such payments must be made regardless of whether the relevant sublicense is entered into through Prime's efforts or by the Company itself. Since the Company is obliged to pay Prime and Rave more than one-half of any sublicensing fees which it receives with respect to the technology licensed to the Company under the License Agreement, depending upon selling cost versus licensing fees, sublicensing may become a less attractive alternative to the Company than selling products. In some cases, however, the sale of products embodying such technology may be more difficult than licensing such technology.



Dependence on Third-Party Development and Manufacturing

      The Company does not contemplate that it will directly manufacture any of its products. It intends to contract with third parties to manufacture its proposed NUWAVE Video Processor and Softsets, and related retail products. It also may license to third parties the rights to manufacture the products, either through direct licensing, original equipment manufacturer arrangements or otherwise.

      The Company will be dependent on third parties for the manufacture of the application specific integrated circuit ("ASIC")-based NUWAVE Video Processor and related products as well as future products it may choose to commercialize. Although the Company has entered into an agreement with a potential manufacturer of its NUWAVE Video Processor ASIC chip, there can be no assurance that such manufacturer will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times, or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs would adversely affect the Company's ability to develop and market its products. In addition, the Company will be dependent on third party vendors for many of the components necessary for the final assembly of its ProWave Division products and its anticipated retail products. The Company may have difficulty in obtaining contractual agreements with the suppliers of such materials due to, among other things, possible material shortages or possible lack of adequate purchasing power. While management believes that these components are available from multiple sources, it anticipates that the Company will obtain certain of them from a single source, or limited number of sources, of supply. In the event that certain of such suppliers are unable or unwilling to provide the Company with such components on commercially reasonable terms, or at all, delays in securing alternative sources of supply would result and could have a material adverse effect on the Company's operations.

Competition

      The markets that the Company intends to enter are characterized by intense competition, and, particularly with respect to the market for video, editing, production and processing products, significant price erosion over the life of a product. The Company's products will directly compete with those of numerous well-established companies, such as Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp. and Phillips Electronics, NV, which design, manufacture and/or market video technology and other products. All of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

Rapid Changes to Industry Standards; Product Obsolescence

      The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. As a result of all of the above, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner its proposed products and technology, to continually enhance and improve such products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There is no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.


Enforceability of Patents and Similar Rights; Possible Issuance of Patents to Competitors; Trade Secrets



      To the extent practicable, the Company has filed or intends to file U.S. patents and/or copyright applications relating to certain of its proposed products and technologies either on its own behalf or on behalf of Rave with respect to products and technology licensed pursuant to the License Agreement, and to file corresponding applications in key industrial countries worldwide. Under the License Agreement, the Company has exclusive license rights to all patents and copyrights obtained or to be obtained with respect to the products and technology licensed pursuant to the License Agreement. In April 1996, the Company filed two patent applications on behalf of Rave for its Randall connector system and received one patent in respect thereof in November 1997 and the second patent in respect thereof in January 1998.

      In July 1996, the Company filed for a patent on behalf of Rave with respect to the AVP. In January 1998, an initial rejection was received from the patent examiner's office based on similarity to an existing patent. The Company has filed an amendment more thoroughly differentiating the invention for which the application is being filed from the existing patent. Although the Company believes this patent application contains patentable claims, no assurance can be given that a patent will be obtained. In April 1998, the Company filed three additional patent applications (one with regard to its NUWAVE Video

Processor and two with regard to its Softsets). Although the Company believes that each of these applications contains patentable claims which are independent of the technology involved in the above-mentioned patent application filed on behalf of Rave, there is no assurance that any patents will be granted. If granted, there is no assurance that any patent will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Because the Company also intends to license and/or sell its technology and products in foreign markets, it intends to seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States as to the patentability of the Company's products or technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions.

      Based on Rave's experience in the video industry, that of the Company's own officers and directors with technical backgrounds, third party advisors who are familiar with the patent process and patent searches made in connection with the patent applications filed for the AVP and the Company's NUWAVE Video Processor, the Company believes that the products it intends to market and sell do not infringe the patents or other proprietary rights of third parties and is not aware of any patents held by its competitors that will prevent, limit or otherwise interfere with the Company's ability to make and sell the products it intends to market. However, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on the Company's ability to make and sell its products. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. There can also be no assurance that competitors will not infringe the Company's patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.



      The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

Control by Management and Prime

      The officers of the Company own 455,000 shares of Common Stock (not including currently exercisable options for 330,000 shares of Common Stock) or approximately 8.12% of the Company's outstanding shares of Common Stock, and Prime (21.6% of the capital stock of which is owned by Mr. David Kwong, a director of the Company, 21.6% of which is owned by Rave and 16.1% of which is owned by Mr. Ted Wong, a former director of the Company) beneficially owns 1,090,000 shares of Common

Stock or approximately 19.5% of the Company's outstanding shares of Common Stock. Such officers and Prime are therefore in a position to significantly influence the election of the Company's directors and thereby select the management, and direct the policies, of the Company.

No Dividends

      The Company has paid no cash dividends to date. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future. Currently, the Company plans to retain any earnings it receives for development of its business operations.

Limitation on Tax Loss Carryforwards



      At December 31, 1997, the Company had available unused net operating loss carryforwards ("NOLs") aggregating approximately $3,761,463 to offset future taxable income. The unused net operating loss carryforwards expire in various years from 2010 to 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. The Company may be subject to limitations on the use of its NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of the Company's existing NOLs will be available to the Company. In the event that the Company achieves profitability, as to which there can be no assurance, such limitation would have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company in the future.



Limitation on Liability of Directors and Officers

      The Certificate of Incorporation of the Company provides that (i) the Company will indemnify any director, officer, employee or agent of the Company with respect to actions, suits or proceedings relating to the Company and (ii) subject to certain limitations, a director shall not be personally liable for monetary damages for breach of his fiduciary duty. In addition, the Company has entered into an indemnification agreement with each of the directors of the Company, which provides that the director is entitled to indemnification to the fullest extent permitted by law. Such indemnification will cover all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement which are incurred or imposed upon the director if the director is a party, threatened to be made a party to any action, suit or proceeding of any kind by reason of the fact that such person served or serves as a director of the Company or served as a director, officer, employee or agent with any other enterprise at the request of the Company.

General

      Because of these and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future result and should be aware that the trading price of the Company's Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the computer, video and telecommunications industries, changes in earnings estimates and recommendations by analysts and other events.

                                USE OF PROCEEDS


      The proceeds from the sale of the Selling Stockholder's Shares will belong to the Selling Stockholder. The Company will not receive any of the proceeds from such sale(s) of the Shares.


                        DETERMINATION OF OFFERING PRICE


      This Prospectus may be used from time to time by the Selling Stockholder to offer the Shares registered hereby for resale. The offering price of such Shares of Common Stock will be determined by the Selling Stockholder and may be based on market prices prevailing at the time of resale, at prices relating to such prevailing market prices, or at negotiated prices.

                           SELLING SECURITY HOLDERS*



      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholder as of April 7, 1998. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution." Upon the completion of the offering and assuming the sale by the Selling Stockholder of all the Shares of Common Stock available for sale under this Prospectus, the Selling Stockholder shall not own more than 1% of the outstanding Common Stock of the Company.



      The Shares offered by this Prospectus may be offered from time to time by and for the account of the Selling Stockholder named below.




                                              Common Stock                                   Common Stock
         Name and Address                   Beneficially Owned         Common Stock       Beneficially Owned
      of Selling Stockholder              Prior to Offering (1)         to be Sold        After Offering (2)
-------------------------------------  ----------------------------   ---------------   ------------------------
Profutures Special Equities Fund,
L.P. (3)                                       253,485                    253,485                        0
1310 Highway 620 South
Suite 200
Austin, Texas  78734
------------------------------------


(1)   Does not include (i) 50,000 shares of Common Stock issuable upon exercise of the Warrant, (ii) 1,069,000 shares of Common
      Stock (as such number shall be adjusted for stock splits or combinations) which may be put to the Selling Stockholder pursuant to the Investment Agreement and (iii) 50,000 shares of Common Stock issuable upon exercise of the Supplemental Warrant which may be issued to the Selling Stockholder.

(2)   Assumes the sale by the Selling Stockholder of all the shares of Common Stock available for sale under this Prospectus.

(3)   The general partners of Profutures Special Equities Fund, L.P. are Profutures Fund Management, Inc., a Texas corporation, and
      Golden Eye Asset Management, Inc., a Texas corporation.




      The Selling Stockholder has not had any material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of Common Stock or as a result of entering into the Investment Agreement.

      The Shares offered hereby by the Selling Stockholder have been acquired or will be acquired pursuant to the Investment Agreement and/or upon exercise of the Warrant and/or Supplemental Warrant. In accordance with the Investment Agreement, the Company agreed to register the Shares for resale by the Selling Stockholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

      The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

-----------------------

* This page will be modified with a Prospectus
Supplement to reflect the number of shares of Common Stock acquired by the Selling Stockholder pursuant to the Investment Agreement, the Warrant or the Supplemental Warrant.

                              PLAN OF DISTRIBUTION


      All or a portion of the Shares offered hereby by the Selling Stockholder may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholder with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

      Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of Shares involved; (c) the price at which such Shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

      The Selling Stockholder will pay all commissions and certain other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus.

                                 LEGAL MATTERS


      The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Dechert Price & Rhoads, New York, New York.


                                    EXPERTS



      The balance sheet of the Company as of December 31, 1997, and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the amounts for such year included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1997, incorporated by reference in this Prospectus and in the related Registration Statement, have been incorporated herein in reliance on the report of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The statements of operations, stockholders' equity and cash flows of the Company for the period from July 17, 1995 (inception) to December 31, 1996 included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1997, and for the year ended December 31, 1996, incorporated by reference in this Prospectus and in the related Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                                 TRANSFER AGENT


      The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall street, New York, New York 10005.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth various costs and expenses of the Company in connection with the sale and distribution of the Shares being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee    $      1,626.08
Legal Fees and Expenses                                $     20,000.00
Accounting Fees and Expenses                           $      1,000.00
Other Expenses                                         $      1,000.00

          Total Expenses                               $     23,626.08


Item 15. Indemnification of Directors and Officers.

      Section 145(a) of the General Corporation Law of the State of Delaware (the "Delaware Code") grants corporations the power to indemnify any person who was or is a party to any action, suit or proceeding by reason of the fact that the person was or is a director or officer against expenses, judgments, fines and settlement amounts actually and reasonably incurred by the person in connection with such action, suit or proceeding. The indemnification is contingent on the fact that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145(b) of the Delaware Code grants corporations the power to indemnify any person who was or is a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person was or is a director or officer against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. The person must meet the same applicable standard of conduct as in Section 145(a), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

      Section 102(b)(7) of the Delaware Code permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages arising out of a breach of his fiduciary duty as a director. Such provision shall not eliminate or limit the liability of a director with respect to any of the following: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) liability for unlawful dividends paid or an unlawful stock purchase or redemption pursuant to Section 174 of the Delaware Code; or (iv) transactions from which the director derived an improper personal benefit.

      Article Seventh of the Company's Certificate of Incorporation provides that "the Corporation shall, to the fullest extent permitted by the provisions of ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to, in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

Item 16. Exhibits

      4.1 Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).*

      4.2 Registration Rights Agreement, dated February 6, 1998, between NuWave Technologies, Inc. and ProFutures Special Equities Fund, L.P. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on February 18, 1998).*



      5 Opinion of counsel to the Company concerning the legality of the securities being offered (incorporated by reference to Exhibit 5 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3, 1998). *



      10.1 Private Securities Subscription Agreement, dated as of February 6, 1998, between NuWave Technologies, Inc. and ProFutures Special Equities Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on February 18, 1998).*

      10.2 Warrant, dated February 6, 1998, executed by NuWave Technologies, Inc. in favor of ProFutures Special Equities Fund, L.P., to purchase up to 50,000 shares of Common Stock, par value $.01 per share, of NuWave Technologies, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on February 18, 1998).*



      23.1         Consent of Coopers & Lybrand L.L.P.**

      23.2         Consent of Richard A. Eisner & Company, LLP.**

      24.1 Special Power of Attorney for Lyle Gramley (incorporated by reference to Exhibit 24.1 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3,
                   1998).*

      24.2 Special Power of Attorney for Joseph A. Sarubbi (incorporated by reference to Exhibit 24.2 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3,
                   1998).*

      24.3 Special Power of Attorney for Edward Bohn (incorporated by reference to Exhibit 24.3 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3,
                   1998).*


-------------------------

*        The exhibits thus  designated are  incorporated  herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.
**       Filed with this Amendment to Registration Statement.



Item 17. Undertakings

(a)      The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey on April 9, 1998.



                                        NUWAVE TECHNOLOGIES, INC.


                                        By:  / S /  GERALD ZARIN
                                        ---------------------------------------
                                        GERALD ZARIN
                                        PRESIDENT, CHAIRMAN OF THE BOARD,
                                        CHIEF EXECUTIVE OFFICER



      Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE(S)                                                  DATE
---------                                --------                                                  ----

/s/ GERALD ZARIN                         PRESIDENT, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE         APRIL 9, 1998
---------------------------------        OFFICER (PRINCIPAL EXECUTIVE OFFICER)
GERALD ZARIN


/s/ JEREMIAH F. O'BRIEN                  CHIEF FINANCIAL OFFICER AND SECRETARY (PRINCIPAL          APRIL 9, 1998
-------------------------------------    FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER)
JEREMIAH F. O'BRIEN                      DIRECTOR

               *
------------------------------------     DIRECTOR                                                  APRIL 9, 1998
LYLE GRAMLEY

               *
------------------------------------     DIRECTOR                                                  APRIL 9, 1998
ED BOHN


------------------------------------     DIRECTOR                                                  APRIL 9, 1998
JOSEPH A. SARUBBI


*By: /S/ JEREMIAH F. O'BRIEN
 -----------------------------------
 JEREMIAH F. O'BRIEN
 ATTORNEY-IN-FACT


                                                    EXHIBIT INDEX



   Exhibit Number                               Description of Exhibit                               Page Number
   -------------                                ----------------------                               -----------

         4.1           Form of Common Stock Certificate (incorporated by reference to Exhibit
                       4.1 to the Company's Amendment No. 2 to Registration Statement on Form
                       SB-2 filed with the Commission on July 3, 1996).*

         4.2           Registration Rights Agreement, dated February 6, 1998, between NuWave
                       Technologies, Inc. and ProFutures Special Equities Fund, L.P.
                       (incorporated by reference to Exhibit 4.1 to the Company's Current
                       Report on Form 8-K filed with the Commission on February 18, 1998).*



          5            Opinion of counsel to the Company concerning the legality of the securities being offered (incorporated by reference to Exhibit 5 to the
                       Company's Registration Statement on Form S-3 filed with the Commission on March 3, 1998).*



        10.1           Private Securities Subscription Agreement, dated as of February 6, 1998, between NuWave Technologies, Inc. and ProFutures Special Equities Fund,
                       L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current
                       Report on Form 8-K filed with the Commission on February 18, 1998).*

        10.2           Warrant, dated February 6, 1998, executed by NuWave Technologies, Inc.
                       in favor of ProFutures Special Equities Fund, L.P., to purchase up to
                       50,000 shares of Common Stock, par value $.01 per share, of NuWave
                       Technologies, Inc. (incorporated by reference to Exhibit 10.2 to the
                       Company's Current Report on Form 8-K filed with the Commission on
                       February 18, 1998).*



        23.1           Consent of Coopers & Lybrand L.L.P.**

        23.2           Consent of Richard A. Eisner & Company, LLP.**

        24.1           Special Power of Attorney for Lyle Gramley (incorporated by reference to
                       Exhibit 24.1 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3, 1998).*

        24.2           Special Power of Attorney for Joseph A. Sarubbi (incorporated by reference to Exhibit 24.2 to the Company's Registration Statement on
                       Form S-3 filed with the Commission on March 3, 1998).*

        24.3           Special Power of Attorney for Edward Bohn (incorporated by reference to
                       Exhibit 24.3 to the Company's Registration Statement on Form S-3 filed with the Commission on March 3, 1998).*

-------------------------
* The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.

**       Filed with this Amendment to Registration Statement.